Exhibit 21.1
SOLO BRANDS, INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
SP SS Blocker Parent, LLC	Delaware
Solo Stove Holdings, LLC	Delaware
Solo Stove Intermediate, LLC	Delaware
Solo Brands, LLC	Texas
International Surf Ventures, LLC	Delaware
Soto Buyer, Inc.	Delaware
Soto Parent, Inc.	Delaware
Chubbies, Inc.	Delaware
Oru Parent, LLC	Delaware
Oru Holdco, LLC	Delaware
Oru Kayak, Inc.	California
Solo Brands Australia PTY L.T.D.	Australia
Solo Brands Canada, L.T.D.	Canada
Solo Brands Europe, B.V.	Netherlands
Solo Brands Japan	Japan
Terra Flame MX Holdings LLC	Delaware
BVB LLC	California
Sconberg Mexicana, S.A. de C.V.	Mexico
Sconberg LLC	Delaware
IcyBreeze Cooling LLC	Texas